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                               HNC SOFTWARE INC.
                          5930 CORNERSTONE COURT WEST
                              SAN DIEGO, CA 92121



                                February 9, 1999

        DELAWARE                                         33-0248788
---------------------------                 ------------------------------------
(State of Incorporation)                    (IRS employer identification number)



                                HNC SOFTWARE INC.
                           5930 CORNERSTONE COURT WEST
                               SAN DIEGO, CA 92121
                   ------------------------------------------
                           (Principal office address)


     Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned, having power of attorney under the Registration Statement on Form S-4 (the "Registration Statement"), File Number 333-64527, relating to common stock, par value $0.001 per share (the "Common Stock"), of HNC Software Inc., being the agent for service of process named in the Registration Statement and an authorized representative of HNC Software Inc., hereby requests that the Registration Statement be withdrawn, effective immediately. HNC Software Inc. no longer intends to sell the Common Stock registered thereby. The undersigned also confirms that no securities have been issued or sold under the Registration Statement.


                                       HNC SOFTWARE INC.


                                       By: /s/ Raymond V. Thomas
                                           --------------------------------
                                       Name:  Raymond V. Thomas
                                       Title: Chief Financial Officer

February 9, 1999